Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-204830 on Form S-3 and Registration Statements No. 333-196824 and 333-212421 on Form S-8 of PLx Pharma, Inc. (formerly Dipexium Pharmaceuticals, Inc.) of our report dated March 23, 2018 relating to the consolidated financial statements of PLx Pharma, Inc. as of December 31, 2017 and 2016 and for each of the years then ended, which report is included in the Annual Report on Form 10-K of PLx Pharma, Inc. for the year ended December 31, 2017.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

March 23, 2018